news release

November 6, 2008	For Immediate Release

Employers Holdings, Inc. Reports Third Quarter Earnings

Reno, Nevada—November 6, 2008—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported results for the third quarter ended September 30, 2008.

Third quarter consolidated net income increased 10.7% to $33.1 million or $0.67 per share in 2008 from $29.9 million or $0.58 per share in the third quarter of 2007. Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) increased 12.6% to $28.5 million or $0.58 per share in the third quarter of 2008 from $25.3 million or $0.49 per share in the third quarter of 2007.

Net income for the nine months ended September 30, 2008 decreased 2.9% to $85.9 million or $1.74 per share from $88.5 million or $1.69 per pro forma share for the nine months ended September 30, 2007.  For the first nine months of 2008, net income before the impact of the LPT was $72.0 million or $1.46 per share and $74.8 million or $1.43 per pro forma share for the same period in 2007.

Commenting on the Company’s performance, President and Chief Executive Officer Douglas D. Dirks said, “Despite unprecedented volatility in the securities markets, our investment portfolio has performed well. We are pleased with the ongoing strength of the portfolio which, in the aggregate, has minimal exposure to recently troubled sectors. Realized losses on investments of $3.2 million for the first nine months of 2008, while larger than last year, were not significant. Our sales activities remain strong as overall policy count increased 9.3% since September 30, 2007. As in previous quarters, we continue to recognize benefits from better than expected loss development related to prior years.”

“We are also pleased to report the completion last week of our acquisition of AmCOMP Incorporated. We are excited about the acquisition and are actively focusing on integrating our expanded operations in the 29 states in which we now operate.”

Third quarter net premiums earned declined $15.4 million or 17.4% to $73.1 million in 2008 from $88.5 million in 2007. Net premiums earned for the nine months ended September 30, 2008, were $222.8 million compared to $262.4 million for the same period in 2007. Declines in premium were largely due to rate decreases resulting from previously enacted reforms in California, increased competition and changes in economic and business conditions in some of the Company’s operating areas, particularly Nevada. These impacts were partially offset by an overall in force policy count increase of 9.3% to 36,102 at September 30, 2008 from 33,027 at September 30, 2007.

Third quarter 2008 net investment income decreased $0.7 million to $18.5 million primarily due to a decrease in the pre-tax average book yield to 3.98% from 4.31% at September 30, 2007. The decrease in pre-tax average book yield was due to an increase in short-term investments and cash and cash equivalent balances. Net investment income for the nine months ended September 30, 2008 decreased $3.5 million or 5.8% to $55.9 million largely due to one-time interest income of $1.8 million received in the first quarter of 2007 from the invested net proceeds related to the issuance of common stock as part of the Company’s conversion from a mutual insurance holding company and decreases in pre-tax book yield and invested assets.

Realized losses on investments for the third quarter of 2008 totaled $1.5 million compared with realized gains of $0.1 million in the third quarter of 2007.  For the nine months ended September 30, 2008, realized losses on investments were $3.2 million compared with $0.3 million for the nine months ended September 30, 2007, due primarily to a continuing decline in the value of equities and one fixed maturity security.

Third quarter losses and LAE decreased 37.4% to $25.6 million in 2008 compared with $40.9 million in 2007. Before the impact of the LPT, losses and LAE would have been $30.1 million in the third quarter of 2008 and $45.5 million in the third quarter of 2007. The decline in losses and LAE was largely due to favorable prior accident year development of $25.0 million in the third quarter of 2008 compared with favorable development of $7.4 million in the third quarter of 2007 and a reduction in net premiums earned. The reduction in prior period losses were partially offset by an increase in the current year loss estimate to 66.2% at September 30, 2008 from 61.7% at June 30, 2008. Losses and LAE for the nine months ended September 30, 2008 decreased 27.8% to $80.3 million from $111.3 million in the nine months ended September 30, 2007. Excluding the impact of the LPT, losses and LAE would have been $94.2 million and $125.0 million for the nine months ended September 30, 2008 and 2007, respectively. The decrease in losses and LAE for the nine month period was primarily due to changes in net earned premiums. Additionally, favorable prior accident year loss development was $53.3 million in the nine month period in 2008 compared with $43.4 million in the same period in 2007.

In the third quarter of 2008, commission expense of $10.1 million decreased 18.5% from $12.4 million in the third quarter of 2007. Commission expense for the first nine months of 2008 decreased 14.9% to $30.5 million from $35.8 million for the same period in 2007. Decreases were due to the decline in net premiums earned.

Third quarter underwriting and other operating expense was nearly flat at $21.9 million in 2008 compared to $21.7 million in 2007. For the first nine months of 2008, underwriting and other operating expense decreased 1.7% to $66.6 million from $67.8 million in the same period of 2007 primarily due to reduced consulting fees and a decline in premium taxes due to lower net premiums earned.

Income taxes decreased $4.2 million resulting in a net tax benefit of $0.3 million for the third quarter of 2008 from a $3.9 million expense in the third quarter of 2007 primarily due to a change of $4.8 million in the final reversal of the liability related to previously unrecognized tax benefits. Income taxes in the first nine months of 2008 decreased to $13.3 million from $21.1 million in the first nine months of 2007 due to the third quarter 2008 reversal noted above. The effective tax rate for the nine months ended September 30, 2008 was 13.4% compared to 19.3% for the nine months ended September 30, 2007.

The third quarter 2008 combined ratio of 78.8% (85.0% before the LPT) improved 5.9 percentage points from the third quarter 2007 combined ratio of 84.7% (89.9% before the LPT). For the first nine months in 2008, the combined ratio improved 2.3 percentage points to 79.6% (85.9% before the LPT) from 81.9% (87.1% before the LPT) for the same period in 2007.

As of September 30, 2008, total stockholders’ equity increased to $394.6 million from $379.5 million at December 31, 2007. Equity, including the deferred reinsurance gain related to the LPT, increased 0.2% to $805.7 million from $804.5 million at December 31, 2007.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call Friday, November 7, 2008, at 10:30 a.m. Pacific Time. The conference call will be available via a live web cast on the Company’s Web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 36216482. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the period ended September 30, 2008, with the Securities and Exchange Commission (“SEC”) on Friday, November 7, 2008. The Form 10-Q will be available without charge through the EDGAR system at the SEC's Web site and will also posted on the Company's Web site, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

A number of these non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT.  Losses and LAE before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio.  Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio.  The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio.  The combined ratio represents the percentage of each premium dollar spent on claims and expenses. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT.  Combined ratio before impact of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT.  Equity including deferred reinsurance gain—LPT is total equity including the deferred reinsurance gain—LPT Agreement.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Form 10-Qs for the periods ended March 31, June 30, 2008 and September 30, 2008 and the Company’s 2007 Annual Report on Form 10-K.

All forward-looking statements made in this news release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and general market volatility), rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employee agents, the integration of AmCOMP (including the failure to realize anticipated benefits of the AmCOMP acquisition and potential disruption from the acquisition making it more difficult to maintain relationships with customers, employees, agents or producers) as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

Copyright © 2008 EMPLOYERS. All rights reserved. EMPLOYERS and America’s small business insurance specialist. are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 29 states from 17 office locations. Insurance subsidiaries include Employers Insurance Company of Nevada and Employers Compensation Insurance Company, both rated A- (Excellent) by the A.M. Best Company, and AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation. Additional information can be found at: www.employers.com.

CONTACT:
 Media – Trish White, Director, Corporate Communications, twhite@employers.com, (775) 327-2636
 Analysts – Vicki Erickson, Vice President, Investor Relations, verickson@employers.com, (775) 327-2794

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2008		2007	2008	2007
(unaudited)
Revenues
Gross premiums written	$75,092	$90,265	$229,918	$271,312
Net premiums written	$72,311	$87,319	$221,804	$262,032
Net premiums earned	$73,131	$88,527	$222,842	$262,436
Net investment income	18,474	19,246	55,915	59,386
Realized (losses) gains on investments, net	(1,504)	146	(3,211)	(322)
Other income	295	861	1,155	3,047
Total revenues	90,396	108,780	276,701	324,547

Expenses
Losses and loss adjustment expenses	25,588	40,867	80,344	111,336
Commission expense	10,121	12,411	30,465	35,797
Underwriting and other operating expense	21,907	21,726	66,614	67,778
Total expenses	57,616	75,004	177,423	214,911

Net income before income taxes	32,780	33,776	99,278	109,636
Income tax (benefit) expense	(289)	3,896	13,349	21,117
Net income	$33,069	$29,880	$85,929	$88,519

Net income after date of conversion through September 30, 2007				$82,048

Reconciliation of net income to net income before impact of LPT Agreement
Net income	$33,069	$29,880	$85,929	$88,519
Less: Impact of LPT Agreement Amortization of deferred reinsurance gain – LPT Agreement	4,549	4,557	13,908	13,694
Net income before LPT Agreement	$28,520	$25,323	$72,021	$74,825

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	For the Period February 5, through September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net Income	$33,069	$29,880	$85,929	$82,048

Earnings per common share
Basic	$0.67	$0.58	$1.74	$1.55
Diluted	$0.67	$0.58	$1.74	$1.55

Weighted average shares outstanding
Basic	49,005,235	51,720,231	49,339,966	52,818,747
Diluted	49,074,914	51,727,016	49,389,594	52,821,370

				Pro Forma for the Nine Months Ended September 30,
				2007

Net Income				$88,519

Earnings per common share
Basic				$1.69
Diluted				$1.69

Weighted average shares outstanding
Basic (1)				52,457,369
Diluted (1)				52,459,656

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	Pro Forma for the Nine Months Ended September 30,
	2008	2007	2008	2007

Earnings per common share for the three month period:
Basic	$0.67	$0.58	$1.74	$1.69
Diluted	$0.67	$0.58	$1.74	$1.69

Earnings per common share attributable to the LPT Agreement
Basic	$0.09	$0.09	$0.28	$0.26
Diluted	$0.09	$0.09	$0.28	$0.26

Pro forma Earnings per common share before the LPT Agreement
Basic	$0.58	$0.49	$1.46	$1.43
Diluted	$0.58	$0.49	$1.46	$1.43

(1)
The pro forma earnings per common share for the nine months ended September 30, 2007, was computed using the actual weighted average shares outstanding as of September 30, 2007. This includes shares outstanding for the period after the Company’s conversion on February 5, 2008 (52,818,747), and for the period prior to the conversion assuming the common stock available to eligible members (50,000,002).

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2008	2007
Assets	(unaudited)
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,530,282 at September 30, 2008 and $1,594,159 at December 31, 2007)	$1,500,206	$1,618,903
Equity securities at fair value (cost of $54,552 at September 30, 2008 and $60,551 at December 31, 2007) Short-term investments at fair value (amortized cost $70,884 at September 30, 2008)	79,452 70,386	107,377 --
Total investments	1,650,044	1,726,280
Cash and cash equivalents	311,793	149,703
Accrued investment income	18,853	19,345
Premiums receivable, less bad debt allowance of $5,320 at September 30, 2008 and $6,037 at December 31, 2007	24,612	36,402
Reinsurance recoverable for:
Paid losses	10,766	10,218
Unpaid losses, less allowance of $1,308 at each period	1,024,871	1,051,333
Funds held by or deposited with reinsureds	90,067	95,884
Deferred policy acquisition costs	14,611	14,901
Deferred income taxes, net	80,482	59,730
Property and equipment, net	19,199	14,133
Other assets	19,843	13,299
Total assets	$3,265,141	$3,191,228

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,212,400	$2,269,710
Unearned premiums	59,061	63,924
Policyholders’ dividends accrued	149	386
Total claims and policy liabilities	2,271,610	2,334,020

Commissions and premium taxes payable	5,381	7,493
Federal income taxes payable	2,140	13,884
Accounts payable and accrued expenses	18,490	20,682
Deferred reinsurance gain–LPT Agreement	411,094	425,002
Note payable	150,000	--
Other liabilities	11,818	10,694
Total liabilities	2,870,533	2,811,775

Commitments and contingencies: Stockholders’ equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
53,528,207 and 53,527,907 issued and 48,830,140 and 49,616,635 shares
outstanding at September 30, 2008 and December 31, 2007 respectively	535	535
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	--	--
Additional paid-in capital	305,329	302,862
Retained earnings	181,584	104,536
Accumulated other comprehensive (loss) income, net	(3,688)	46,520
Treasury stock, at cost (4,698,067 shares at September 30, 2008 and 3,911,272 shares at December 31, 2007)	(89,152)	(75,000)
Total stockholders’ equity	394,608	379,453
Total liabilities and stockholders’ equity	$3,265,141	$3,191,228

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$394,608	$379,453
Deferred reinsurance gain – LPT Agreement	411,094	425,002
Total equity including deferred reinsurance gain – LPT Agreement	$805,702	$804,455

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2008		2007
	(unaudited)
Operating activities
Net income	$85,929		$88,519
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,334		4,517
Stock-based compensation	2,459		902
Amortization of premium on investments, net	4,814		4,848
Allowance for doubtful accounts – premiums receivable	(717)		780
Deferred income tax expense	6,284		5,160
Realized losses on investments, net	3,211		322
Realized losses on retirement of assets	16		--
Change in operating assets and liabilities:
Accrued investment income	492		(310)
Premiums receivable	12,507		5,753
Reinsurance recoverable on paid and unpaid losses	25,914		36,748
Funds held by or deposited with reinsureds	5,817		5,283
Unpaid losses and loss adjustment expenses	(57,310)		(25,264)
Unearned premiums	(4,863)		(2,442)
Federal income taxes payable	(11,744)		(14,245)
Accounts payable, accrued expenses and other liabilities	(1,967)		(11,400)
Deferred reinsurance gain - LPT Agreement	(13,908)		(13,694)
Other	(7,073)		(3,041)
Net cash provided by operating activities	55,195		82,436

Investing activities
Purchase of fixed maturities	(208,730)		(214,197)
Purchase of equity securities	(558)		(1,021)
Proceeds from sale of fixed maturities	149,487		156,471
Proceeds from sale of equity securities	4,010		2,744
Proceeds from maturities and redemptions of investments Capitalized acquisition costs	41,462 (1,260)		40,650 --
Capital expenditures and other, net	(4,116)		(3,993)
Net cash used in investing activities	(19,705)		(19,346)

Financing activities
Issuance of common stock, net	--		486,670
Cash paid to eligible policyholders under plan of conversion Proceeds from exercise of stock options	-- 5		(462,989 --)
Acquisition of treasury stock	(14,152)		(67,288)
Dividends paid to stockholders Debt issuance costs	(8,878 (375	) )	(6,299 --)
Proceeds from note payable	150,000		--
Net cash provided by (used in) financing activities	126,600		(49,906)

Net increase in cash and cash equivalents	162,090		13,184
Cash and cash equivalents at the beginning of the period	149,703		79,984
Cash and cash equivalents at the end of the period	$311,793		$93,168

Schedule of non-cash transactions
Stock issued in exchange for membership interest	$—		$281,073

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(In thousands, except for percentages)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)

Net Premiums Earned	$73,131	$88,527	$222,842	$262,436

Losses and Loss Adjustment Expenses	$25,588	$40,867	$80,344	$111,336
Loss & LAE Ratio	35.0%	46.2%	36.1%	42.4%

Losses and Loss Adjustment Expenses	$25,588	$40,867	$80,344	$111,336
Impacts of LPT	6.2%	5.1%	6.2%	5.2%
Loss & LAE before impacts of LPT	$30,137	$45,424	$94,252	$125,030
Loss & LAE Ratio before impacts of LPT	41.2%	51.3%	42.3%	47.6%

Commission Expense	$10,121	$12,411	$30,465	$35,797
Commission Expense Ratio	13.8%	14.0%	13.7%	13.6%

Underwriting & Other Operating Expense	$21,907	$21,726	$66,614	$67,778
Underwriting & Other Operating Expense Ratio	30.0%	24.5%	29.9%	25.8%

Total Expense	$57,616	$75,004	$177,423	$214,911
Combined Ratio	78.8%	84.7%	79.6%	81.9%

Total Expense before impacts of the LPT	$62,165	$79,561	$191,331	$228,605
Combined Ratio before impacts of LPT	85.0%	89.9%	85.9%	87.1%